Exhibit 10.1

PROPERTY MANAGEMENT SERVICES AGREEMENT

This Property Management Services Agreement (hereinafter “Agreement”) is made and entered into as of September 30, 2016 (the “Effective Date”), by and between MAIN STREET RENEWAL LLC, a limited liability company organized under the laws of the State of Delaware (“Manager”), and HOME SFR BORROWER, LLC (including its assignees, “Owner”).

WHEREAS, Owner is engaged, directly and indirectly through one or more subsidiaries, in the business of owning and operating certain single-family residential properties with the intent to lease, hold, and sell such properties (each a “Property” and collectively, the “Properties”), and Manager provides certain advisory, management, administrative, and related services with respect to residential real estate properties;

WHEREAS, Owner desires that Manager provide Owner with leasing and lease management, operations, maintenance, repair, property management, and property disposition services as more fully defined herein (as modified from time to time, “Services”) with respect to the Properties;

WHEREAS, Owner intends to finance the Properties pursuant to that certain Loan Agreement, dated as of the date hereof, by and between Owner and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement” capitalized terms not otherwise defined herein are used as defined on the Loan Agreement); and

WHEREAS, Manager desires and agrees to provide the Services with respect to the Properties in accordance with the terms provided in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, terms, and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment. Owner hereby engages, appoints, and retains Manager as an independent contractor to provide the Services for the Properties as Owner’s agent during the Term upon the terms and conditions hereinafter set forth. All obligations incurred by Manager directly in connection with the performance of the Services shall be on behalf of Owner.

2. Acceptance of Appointment. Manager accepts such engagement and appointment by Owner to provide the Services to the Properties for the Term in accordance with the terms and conditions herein provided.

3. Manager Subsidiaries. If Manager holds any licenses necessary to provide the services herein under the name of a subsidiary of Manager (a “Manager Subsidiary”), Manager shall cause each such Manager Subsidiary to fulfill the obligations of Manager hereunder with respect to each Property located in a jurisdiction for which such Manager Subsidiary is licensed. Manager shall be responsible for all fees, compensation and other expenses of all Manager Subsidiaries, and any payments by Manager to Manager Subsidiaries shall not reduce or increase Manager’s compensation payable by Owner hereunder. Manager and each Manager Subsidiary shall be jointly and severally liable for all of the obligations and liabilities contained herein, and Manager shall not be relieved of any of the obligations and liabilities contained herein to the extent that such services are being performed by a Manager Subsidiary. If additional Manager

Subsidiaries are formed after the date hereof for the purposes of managing the Properties, Manager shall ensure that such Manager Subsidiary understands its duties, liabilities and obligations hereunder. The current Manager Subsidiaries are listed on Exhibit A.

4. Third-Party Management Companies. Manager is authorized to engage management companies other than Manager Subsidiaries to manage the Properties in particular geographic areas where Manager Subsidiaries are not appropriately licensed to do so and in other appropriate circumstances (collectively, “Third-Party Management Companies”). Manager shall be responsible for all fees, compensation and other expenses of such Third-Party Management Companies, and any payments by Manager to such Third-Party Management Companies shall not reduce or increase Manager’s compensation hereunder and shall also be responsible for the execution and filing of, and all costs and expenses related to, all forms and returns required by federal, state or local laws in connection with the retention of Third-Party Management Companies and payments thereto.

In no event shall the engagement by Manager of Third-Party Management Companies relieve Manager of any of its obligations, duties or liabilities under this Agreement. Prior to engaging any Third-Party Management Companies, Manager shall exercise Due Care (as defined below) to investigate and oversee such Third-Party Management Companies, taking into account the available alternatives in each particular market. Manager shall inform each existing Third-Party Management Company that such Third-Party Management Company is an agent or consultant of Manager and Owner has no obligation or liability to such Third-Party Management Company. Manager shall use reasonable efforts to cause the Third-Party Management Company to maintain insurance similar to the type of insurance required to be maintained by Manager (using limits based on the advice of Manager’s insurance consultant).

5. Use of Name. Owner hereby grants Manager a non-exclusive, non-assignable license without the right to sublicense, to use and reproduce Owner’s name in the United States, as necessary for Manager to perform its obligations under this Agreement; provided, however, that (a) Manager shall obtain Owner’s prior written approval (which shall include any authorization under a power of attorney provided by Owner to Manager) for the use of Owner’s name and such use shall at all times comply with all written instructions provided by Owner regarding the use of Owner’s name; (b) Manager acknowledges that it shall acquire no interest in Owner’s name; and (c) Manager shall obtain Owner’s prior written approval for the release of any press release incorporating the name. Upon termination of this Agreement, Manager shall cease using Owner’s name. Owner shall have no license or other right to use Manager’s name or the name of any of Manager’s affiliates.

Manager shall comply with all instructions from Owner (including any restrictions or prohibitions) as to the use of the Owner’s name, which shall, in all cases, allow Manager to use Owner’s name as required by applicable law or court process. Manager acknowledges that Owner exclusively owns all right, title and interest in and to Owner’s name and all goodwill pertaining thereto. Manager acknowledges and agrees that any and all of its use of Owner’s name shall be on behalf of and accrue and inure solely to the benefit of Owner. Manager shall not, anywhere in the world, use or seek to register in its own name, or that of any third party, Owner’s name, that are colorably or confusingly similar to Owner’s name, or that incorporate Owner’s name or any element colorably or confusingly similar to Owner’s name.

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6. Term and Termination.

(a) The initial term of this Agreement shall commence on the Effective Date, and shall expire on the earlier of (i) November 30, 2021 or (ii) the termination, expiration, or maturity of the Loan Agreement (the “Initial Term”). The term hereof shall automatically be renewed for successive renewal terms of one (1) year unless earlier terminated or either party notifies the other party in writing at least ninety (90) days prior to the expiration date of the Initial Term or any subsequent renewal term hereof, as the case may be, that such party elects to terminate this Agreement (together with the Initial Term, collectively, the “Term”); provided that Owner may terminate this Agreement for any reason or no reason at any time after the Initial Term upon delivery of at least ninety (90) days’ prior written notice of such termination to Manager.

(b) Notwithstanding the provisions of Section 6(a) hereof, this Agreement may be terminated early for the following reasons, and, except as to liabilities or claims that have accrued or arisen prior to such termination, the obligations of the parties hereto shall cease and terminate:

(i) upon a bona fide sale of all of the Properties, as permissible under the Loan Agreement;

(ii) upon delivery of written notice, which notice shall include the effective date of the termination, by the non-affected party to the other party upon the adjudication of bankruptcy of the other party, such other party’s assignment for the benefit of creditors or filing by such other party in any court of competent jurisdiction a petition in bankruptcy, or insolvency or for the appointment of a receiver or trustee of all or a substantial portion of the assets of such other party, or if such other party enters into an arrangement or reorganization under any Chapter of the Bankruptcy Code of the United States;

(iii) upon delivery of written notice, which notice shall include the effective date of the termination, by non-defaulting party to the other party following a default by the other party of any material non-monetary term, covenant, or provision hereof where such default continues uncured for a period of forty five (45) days after receipt of written notice of such default;

(iv) upon delivery of written notice, which notice shall include the effective date of the termination, by Manager to Owner following Owner’s default on any monetary term, covenant, or provision hereof where such default continues uncured for a period of ten (10) days after receipt of written notice of such default from Manager;

(v) upon delivery of written notice, which notice shall include the effective date of the termination, by Owner to Manager following any misappropriation of funds by Manager that is not cured by Manager within fifteen (15) days of discovery by Manager;

(vi) upon delivery of written notice, which notice shall include the effective date of the termination, by Owner to Manager following the occurrence of a Manager Termination Event (as defined in the Side Letter (defined below));

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(vii) upon Owner’s transfer of ownership of Property(ies), provided that Owner shall pay to Manager a termination fee equal to $175.00 for each Property (in addition to its out of pocket costs agreed to by Owner associated with the termination) so terminated within ten (10) days of the Owner’s notice to Manager of such termination unless (A) such termination arises from Sections 6(b) (ii)-(v), (vi) or (viii) with respect to Manager, or (B) the Manager continues to provide the same or substantially the same property management services contemplated herein with respect to such transferred Property; or

(viii) upon delivery of written notice, which notice shall include the effective date of the termination, by Owner to Manager following the failure by Manager to provide the information or reporting specified by Section 8(h) or Section 8(i) within three (3) Business Days of the delivery date required in such section.

(c) In addition, Owner shall have the right, in its sole discretion, to remove any specific Property from the portfolio of Properties at any time and for any reason; provided that Owner shall pay the amount specified in Section 6(b)(vii) to Manager in connection therewith.

(d) Prior to the effectiveness of any termination of this Agreement, any resignation by Manager or any replacement of Manager, Manager agrees to reasonably cooperate with Owner in the transition of the services provided hereunder to one or more replacement managers provided that Manager is reimbursed for its reasonable costs of doing so. Manager shall also, for a period of six (6) months after such expiration or termination, make itself available to consult with and advise Owner’s lenders, Owner and any replacement manager regarding the operation and maintenance of the Properties or otherwise to facilitate an orderly transition of the services provided hereunder to a new manager of the Properties; provided, such consultation and advice shall be limited to Manager’s provision, upon Owner’s or any of Owner’s lenders’ reasonable request, of consultation and advice regarding (x) the provision of such services that Manager provided during the one hundred twenty (120) day period immediately prior to such termination and/or (y) the transition of such services to a new manager of the Properties. During any such period, Manager shall be entitled to be reimbursed by Owner or Owner’s lenders, as applicable, within ten (10) business days’ following delivery of an invoice for Manager’s out-of-pocket costs and expenses (such expenses to be deemed Operating Expenses). Upon any termination of this Agreement by Owner, Manager shall, upon notice from Owner to so terminate, terminate with respect to each Property all contracts with all vendors, all service providers, all contractors, all Third-Party Management Companies. This Section 6(d) shall survive the expiration or earlier termination of this Agreement (whether in whole or part).

(e) Manager shall not resign from the obligations and duties hereby imposed on it hereunder except upon a determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which can be taken to make the performance of its duties hereunder permissible under applicable law; provided that Manager shall give at least ninety (90) days’ prior written notice to Owner and Owner’s lenders, if any, and such resignation shall not be effective until the earlier of (A) such time as Owner has executed a Replacement Management Agreement with a manager approved by Owner’s lenders and (B) the date that is six months from the effective date of such resignation. For the avoidance of doubt, Owner shall continue to pay the Monthly Management Fee to Manager for all periods prior to the effectiveness of its resignation. Any such determination under clause (i) above

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permitting the resignation of Manager shall be evidenced by an opinion of counsel (who is not an employee of Manager or its Affiliates) to such effect delivered, and in form and substance reasonably satisfactory, to Owner’s lenders.

(f) Upon any termination of this Agreement with respect to any or all of the Properties, Manager shall promptly (i) surrender and deliver up to Owner all rents and income of the Properties and other monies of Owner on hand and in any bank account; (ii) deliver to Owner as received any monies due Owner under this Agreement (including those monies received by Manager after termination); (iii) deliver to Owner all materials and supplies, keys and documents, and such other accountings, books, and records pertaining to this Agreement or the Properties; and (iv) assign only those existing contracts designated by Owner relating to the operations and maintenance of the Properties, provided that Owner shall agree to assume all liability under a contract (but only if Owner requires Manager to assign such contract to Owner). Within thirty (30) days after such termination, Manager shall deliver to Owner all written reports required in Section 8(h)-(l) for any period not covered by such reports at time of termination.

(g) Promptly upon receipt of notice of termination from Owner, or simultaneously with delivery of notice of resignation to Owner, Manager shall provide to Owner copies of tenant transition letters that Owner or a successor manager may utilize in notifying tenants upon the termination of this Agreement in accordance with the provisions of this Section 6.

7. Representations and Warranties.

(a) Owner hereby represents and warrants to Manager as follows:

(i) Owner has the authority to enter into this Agreement, and this Agreement constitutes its legal, valid, binding and enforceable agreement.

(ii) Execution and performance of this Agreement (A) do not breach any agreement of Owner with any third party or any duty arising in law or equity, (B) do not violate any law, rule or regulation applicable to it, and (C) are within its governing powers.

(iii) Owner is the sole and exclusive owner of the Properties and has the authority to engage Manager to perform the Services with respect to the Properties.

(b) Manager hereby represents and warrants to Owner as follows:

(i) Manager has the authority to enter into this Agreement, and this Agreement constitutes its legal, valid, binding, and enforceable agreement.

(ii) Execution and performance of this Agreement (A) do not breach any agreement of Manager with any third party or any duty arising in law or equity, (B) do not violate any law, rule, or regulation applicable to it, (C) are within its corporate powers, and (D) have been authorized by all necessary corporate action of such party.

(iii) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by Manager of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained and except where the failure to obtain those

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consents, approvals, authorizations or orders is unlikely to affect materially and adversely either the ability of Manager to perform its obligations under this Agreement or any Loan Document to which it is a party or the financial condition of Manager.

(iv) There are no legal actions pending against it that could interfere with its performance under this Agreement and covenants that it shall promptly inform Owner of any such events that occur during the term of this Agreement.

(v) Manager (A) is in the business of providing similar services to meet the requirements of owners of residential real estate, (B) has substantial expertise in the Services and (C) is in good financial standing and shall maintain the capability to meet its financial obligations hereunder during the Term, including, without limitation, paying its Manager Vendors pursuant to the terms of any agreement between them.

(vi) The leasing, management and collection practices used by Manager with respect to the Properties have been in compliance with all applicable legal requirements, and all necessary licenses, permits and regulatory requirements pertaining thereto have been obtained and remain in full force and effect, except, in each case, to the extent that such practices would not reasonably be expected to have a material adverse effect on the Owner or the Properties.

(vii) With respect to each Property, Manager has a lock code allowing production of a key or a coded lock box at the Property that holds a copy of the key or where allowed by law holds the key for such Property and is and will hold and maintain possession thereof as agent for Owner.

8. Services.

(a) Manager shall provide the services as specified in this Agreement (collectively, the “Services”). Notwithstanding the foregoing, Owner acknowledges and agrees that Manager engages third-party vendors (“Manager Vendors”) to provide certain of the Services, including day-to-day, property level services (e.g., preservation, repair, management, and related services) on behalf and at the direction of Manager and at Owner’s expense in accordance with the terms of this Agreement.

(b) Manager shall perform the Services and all other obligations hereunder in accordance with the terms hereof, in compliance with applicable federal, state, and local laws, rules, ordinances, and regulations (collectively, “Laws”) in a good and workmanlike manner and with at least the same degree of care, skill, prudence, time, attention and diligence that a prudent real estate manager acting in like capacity would exercise (together with the fiduciary duty applicable with respect to protection and accounting for funds described in the following sentence, “Due Care”). In addition, Manager shall act in a fiduciary capacity with respect to the proper protection of, and accounting for funds derived from, the Properties.

(c) Manager’s responsibilities shall be to oversee, coordinate, organize, manage, direct and facilitate the leasing, management, marketing and advertising of the Properties; including, but without limitation, the engagement, employment, hiring and firing of, and the contracting and negotiation with, all employees, contractors, subcontractors, laborers, materialmen, suppliers, agents, subagents, brokers, professionals and specialists, whether

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corporations, individuals or other legal entities, and all other personnel deemed by Manager to be necessary or desirable in effectuating and performing Manager’s responsibilities hereunder with respect to the Properties.

(d) Manager shall keep Owner informed of all matters known to Manager which could materially affect the ownership of or the ability to rent a Property and shall deliver to Owner on a monthly basis (on such dates as Owner and Manager shall from time to time agree) a list of all such matters then known to Manager and a description thereof.

(e) Manager shall administer and manage the Properties, including, without limitation, to collect rent and other amounts payable by tenants thereof, pay all operational expenses relating to the Properties (at Owner’s cost) and enforce any regulations and the lease terms applicable to any tenant, in each case in accordance with the terms hereof. Manager shall, on behalf of Owner, ensure material compliance with the terms and conditions of applicable leases with tenants. Notwithstanding the foregoing, Manager shall not be liable to Owner for arrears in rent or other payments payable or to be paid by any tenant of a Property unless such amount is received by Manager.

(f) Manager agrees not to knowingly permit the use of any Property for any purpose which would reasonably be expected to void any policy of insurance held by Owner or which would reasonably be expected to render any loss thereunder uncollectible, or which would be in violation of any law or any governmental regulation, requirement or restriction that, in each case, would have a material adverse effect on the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Owner (an “Individual Material Adverse Effect”). Manager has received and reviewed all insurance policies relating to the Properties as of date hereof and agrees to review policies delivered to Manager by Owner in the future. Manager shall advise Owner regarding general operational matters, and, at Owner’s expense, Manager shall implement and maintain or cause to be implemented and maintained, appropriate systems, procedures and policies necessary for the proper operation of the Properties. Manager shall obtain all permits and licenses for the Properties, at Owner’s cost, to operate, occupy and lease the Properties as rental properties.

(g) Manager shall perform the Services within the limitations set forth in the authorization letter, dated the date hereof, between Manager and Owner (such letter and all amendments, modifications and substitutions thereto being the “Side Letter”).

(h) Manager shall deliver a master data tape in the form attached as Exhibit C hereto to Owner containing all information required for Owner to prepare and satisfy Owner’s reporting obligations set forth in Sections 4.3.7, 4.3.8, 4.3.13, 4.3.14, 4.3.15 and 4.3.16 of the Loan Agreement. Manager shall deliver to Owner the master data tape with respect to the preceding calendar month no later than the fifth (5th) Business Day of each calendar month. Manager shall deliver to Owner all other such information, documents, records or reports at least two (2) Business Days prior to the date on which the reporting obligations set forth in Sections 4.3.9, 4.3.10, 4.3.11 of the Loan Agreement.

(i) Manager shall deliver to Owner on each Business Day a data file containing Property level information agreed by Owner and Manager, including the formulas utilized by Manager to prepare the data file. Manager shall deliver to Owner on each Business Day a report in the form of Exhibit D; provided that at the time Manager establishes a data warehouse for the

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benefit of Owner and to which Owner has access, such daily reporting shall no longer be required. Manager shall grant Owner access to Manager’s Propertyware account system, or any replacement or successor to Propertyware, including all modules included in such account system. If additional reporting is required by a rating agency under a Securitization, Owner and Manager shall develop such additional reporting elements to satisfy such obligation.

(j) Manager shall make available the appropriate members of Manager’s senior management to participate on a conference call with Owner on a weekly basis as contemplated in the Side Letter in order to discuss the Properties, the performance of the Properties, operating expenses, capital expenditures, property trends, performance trends and such other topics reasonably requested by Owner.

(k) Manager shall deliver to Owner, within ten (10) Business Days of Owner’s request therefor, copies of any requested lease, property tax, insurance bills, statements or invoices received by Manager with respect to the Properties except, in the case of property taxes, if the Owner shall have engaged a third party property tax servicer provider. Manager shall, as soon as reasonably practicable after request by Owner, furnish or cause to be furnished to Owner in such manner and in such detail as may be reasonably requested by Owner, such additional information, documents, records or reports as may be reasonably requested with respect to the Properties or the conditions or operations, financial or otherwise, of the Properties.

(l) Manager shall notify on a monthly basis Owner of any notice of violation of any legal requirements, any material defect in a Property, any fire or other material casualty loss to a Property, any condemnation action, rezoning or other governmental order, and any tax assessment notices; provided that Manager shall provide notice as soon as practicable if any such matter would have an Individual Material Adverse Effect.

9. Renting of Properties. Manager shall facilitate the leasing of the Properties, and to cause the Properties to be rented to suitable and creditworthy tenants, as determined by Manager. Manager shall market and procure leases with third party individuals for the Properties, including market research and advertising, locating and screening potential tenants, negotiating leases with such tenants and executing and/or brokering leases as agent and attorney-in-fact for Owner (including renewals, expansions, equipment changes, rental abatements, relocations, maintenance agreements, and renewals, modifications and terminations of leases). Manager shall provide to Owner a copy of all lease forms, renewal forms and other agreement forms pertaining to the Properties (together with any updates thereto) upon request by Owner. Manager may make immaterial revisions as to the nature and substance of all such forms, based on Manager’s experience and understanding of the local market in which the Properties are located or if required by applicable law, and Manager shall be responsible for assuring that all lease forms, renewal forms and other agreement forms pertaining to the Properties comply at all times with all applicable laws. Manager is and shall be authorized to cause the execution, delivery and renewal of any and all leases for the Properties on behalf of Owner, using the requisite forms as described above in this Section 9 and within the limitations and subject to the requirements set forth in the Side Letter. Manager is authorized to permit such concessions, considerations or other special arrangements as may be deemed appropriate, necessary or desirable by Manager, acting in good faith, in the leasing of the Properties; but no such concessions, considerations, rebates, free rent, allowances or special arrangements shall be made or given to the extent the same would violate any applicable laws and provided further that in no

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event shall any such concessions, considerations or other special arrangements for any lease exceed, without the prior consent of Owner, the amount as set forth in the Side Letter for the related Property under such lease. Each lease shall be an Eligible Lease to an Eligible Tenant (each as defined in the Loan Agreement).

10. Employment of Personnel. Manager shall employ sufficient qualified personnel and investigate, hire, train, pay, bond and/or insure, supervise and discharge the personnel necessary to be employed, in each case, in order to properly maintain and operate the Properties. No such personnel shall be deemed employees of Owner. The costs of gross salaries, and other incentive compensation payments, including payroll taxes, insurance, worker’s compensation and other employee benefits of such personnel, shall be solely the responsibility of Manager or Third-Party Management Companies and are not reimbursable expenses by Owner. Manager shall prepare or cause to be prepared, at its sole cost and expense, for execution and filing by Manager as an independent contractor, all forms and returns required by all federal, state or local laws in connection with income tax, unemployment insurance, workmen’s compensation insurance, disability benefits, social security and other similar taxes now in effect or hereafter imposed with respect to any employees working at or in respect of the Properties.

11. Service Contracts. To the extent provided in Section 26, Manager shall arrange for and enter into contracts for water, electricity, gas, landscape, maintenance, security services, pool maintenance, cleaning, vermin extermination, trash removal, furnace and air-conditioning maintenance and other similar services relating to the ordinary and customary maintenance of the residential property in Owner’s name and on behalf of Owner. Any of the foregoing contracts shall not require Owner’s prior approval if it is entered into in arms-length transactions with an entity which is not an Affiliate of Manager. In performing its responsibilities hereunder with respect to the Properties, Manager may, from time to time, and at any time, deal with any of its Affiliates or use the services offered by any division or employees of the Manager. The amounts payable to any Affiliate or the Manager itself shall be based on what would have been paid under an arm’s-length contract with a un-Affiliated entity in the general vicinity and in the city where the applicable Properties are located and shall be terminable concurrently with any termination of this Agreement and shall not be included in manager compensation as set forth herein.

12. Maintenance and Repair of Properties. At Owner’s cost, Manager shall, subject to the limitations set forth in Section 32 and in the Side Letter:

(a) maintain the buildings, appurtenances and grounds of each Property in “rent-ready” condition, in good repair and operating condition, in accordance with industry standards and in a manner otherwise reasonably acceptable to Owner, including, without limitation, performing or causing to be performed all necessary or desirable repairs, maintenance, cleaning, decorating, alterations, replacements and improvements in and to each Property, maintaining the interior and exterior of each Property, painting, landscaping, plumbing, carpentry, maintaining and updating all operating systems and such other normal maintenance and repair work as may be desirable;

(b) perform or cause to be performed all budgeted capital improvements, including alterations, improvements, additions, replacements or repairs to the Properties (“Capital Expenditures”);

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(c) perform or cause to be performed repairs required due to emergencies that threaten life, injury or property or could result in civil or criminal liability for Manager or Owner; and

(d) engage such suppliers and hire such contractors as reasonably required for the completion of such maintenance and Capital Expenditures.

Owner hereby expressly authorizes Manager to arrange for, supervise, and enter into contracts for all repairs and maintenance as Manager considers necessary and appropriate and that are within Manager’s designated authority levels as set forth in the Side Letter.

13. Collection of Rental Income. Manager shall collect, or direct the collection by third parties of, all rent and other charges due from tenants of the Properties and all other rental fees and other charges otherwise due Owner with respect to the Properties (all such rental fees and other charges being hereinafter collectively referred to as “Rental Income”). Owner authorizes Manager to request, demand, collect, receive and receipt for all such rent and other charges, and to institute legal proceedings in the name of either Manager, the applicable Manager Subsidiary, or Owner, and as an expense reimbursable by Owner for the collection thereof, and for the dispossession of tenants and other persons from the Properties, which expense may include the engaging of counsel for any such matter. All tenants shall be directed to send their rent payments to one of the Rent Deposit Accounts (as defined in the Loan Agreement) and any rent collected by Manager in cash or by check shall be deposited by Manager to one of the Rent Deposit Accounts within three (3) Business Days after receipt thereof by Manager.

14. Operating Budget. At least ninety (90) days prior to each date on which Owner is required under the Loan Agreement to provide (i) an annual operating budget and/or (ii) any budget required by the Loan Agreement (such budget, as applicable, the “Operating Budget”), Manager shall prepare such Operating Budgets, including estimates of operating and capital receipts and disbursements on a line-item basis, in each case, in the format reasonably required by Owner. During such 90-day period, Owner and Manager shall cooperate in finalizing each such Operating Budget. If the lender has a right to approve an Operating Budget pursuant to the terms of the Loan Agreement, neither Owner nor the Manager shall change or modify the Operating Budget without prior written consent of the lender (which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default (as defined in the Loan Agreement) has occurred and is continuing).

15. Tenant Liaison; Tenant Complaints and Requests. Manager shall maintain commercially reasonable relationships with tenants. Manager shall be responsible for giving (a) all notices and statements required to be sent to tenants under applicable leases of the Properties, and (b) all other notices necessary for the administration and management of the Properties, including without limitation, the delivery to each tenant at least annually of Owner’s privacy notice (which form shall be provided by Owner to Manager for delivery).

Manager shall, as Manager reasonably deems necessary, send appropriate notices of delinquency and apply late charges according to the provisions of each tenant lease. Manager shall use reasonable efforts to demand payment of and collect any amounts that are in arrears from a tenant at any Property.

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If Manager institutes any legal or equitable proceedings to recover any payments or amounts that are in arrears from a tenant at any Property or any other person or entity with respect to a Property, in each case as may be permitted hereunder, such proceedings shall be in the name of either Owner, Manager or a subsidiary of Manager, and shall be at Owner’s sole expense.

Manager shall be responsible for receiving and responding timely to consumer complaints (as they pertain to tenants, leases and/or Properties), and forwarding copies of each complaint and any response thereto to Owner. Manager shall maintain complaint resolution policies and procedures, and shall further provide Owner with periodic reports summarizing the complaints and responses thereto for the given time period, along with sufficient information for Owner to analyze the activity and potential trends. Manager shall maintain records showing the action(s) taken with respect to each complaint.

16. Returns Required by Law. Manager shall execute and file when due all forms, reports and returns required by law relating to the employment of personnel and to the operation of the Properties.

17. Affordable Housing. Manager shall assist Owner with matters concerning affordable housing qualification and compliance to the extent applicable.

18. Compliance with Legal Requirements. Manager shall comply with the laws and ordinances affecting the Properties and leasing activities at the Properties by any federal, state, county or municipal authority having jurisdiction thereover, and orders of the board of fire underwriters or other similar bodies, subject to the limitations contained in this Section 18 except to the extent that any failure to comply would result in an Individual Material Adverse Effect, provided, that, Manager shall not take any such action so long as Owner is contesting, or has, affirmed its intention to contest and promptly institutes proceedings contesting, any such order or requirements, unless failure to comply promptly with any such order or requirement would reasonably be expected to expose Manager to liability, in which case Manager shall cause the same to be complied with unless Owner agrees to indemnify Manager from any such liability. Manager shall timely notify Owner in writing of all such orders and notices of requirements received by Manager. Manager shall also advise Owner timely of the service upon Manager of any summons, subpoena, citation or claim for matters relating to the Properties including but not limited to leasing, operation, management or maintenance of the Properties. It shall be the duty of Manager at all times during the term of this Agreement to operate and maintain the Properties exercising Due Care consistent with this Agreement. Manager shall, in a timely manner and at Manager’s sole cost and expense, apply for, obtain and maintain all licenses and permits (including deposits and bonds) required for Manager (to comply with its legal requirements to manage single family residential properties) in connection with the management and operation of the Properties.

19. Embargoed Persons. Manager shall, in connection with the approval process for prospective tenants, reject any application from a prospective tenant that (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously

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indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) to the actual knowledge of Manager, is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. Upon Manager obtaining actual knowledge that any tenant of a Property is listed on any Government List, Manager shall promptly and no later than two (2) Business Days after obtaining actual knowledge (I) provide written notice to Owner and OFAC identifying the applicable tenant and related Property, and (II) take such further action with respect to such tenant as is required pursuant to the Patriot Act or other applicable law or regulation. For purposes hereof, the term (x) “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws (the “Patriot Act”); and also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense; (y) “Government List” means (A) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (B) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/ downloads/t11sdn.pdf or any successor website or webpage) and (C) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Owner notifies Manager in writing is now included in “Government List”; and (z) “OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

20. Anti-Money Laundering Compliance. Manager has in place and shall maintain procedures to ensure its compliance with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act (collectively, the “Anti-Money Laundering Laws”), including conducting the due diligence required under the Anti-Money Laundering Laws in connection with the leases and tenants, including with respect to the legitimacy of the applicable tenant and the origin of the assets used by said tenant to lease the applicable Property and maintaining sufficient information to identify the applicable tenant for purposes of compliance, in all material respects, with the Anti-Money Laundering Laws, and has conducted the requisite due diligence with respect to the Leases existing as of the date of this Agreement for purposes of such Anti-Money Laundering Laws, including with respect to the origin of the assets used by said tenant to lease the applicable Property.

21. Claims for Tax Abatements and Eminent Domain Awards. When requested by Owner from time to time, Manager shall, without charge or reimbursement, except for out-of-pocket expenses, render advice and assistance to Owner in the negotiation and prosecution of all claims for the abatement of property and other taxes affecting any Property and for awards for taking by eminent domain affecting any Property.

22. [Reserved].

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23. Insurance Requirements for Manufacturers, Service Providers and Contractors. Manager shall ensure that any and all service providers, contractors or other providers that are engaged by Manager and providing services to a Property, have appropriate insurance, as reasonably determined by Manager. Any certificates of insurance of such service providers, contractors or other providers that are obtained by Manager shall be kept by Manager in accordance with Section 27.

24. HOAs. Manager shall act as Owner’s liaison with the HOAs of which the Properties may be a part, and Owner authorizes Manager to receive all notices and other information from such HOAs on behalf of Owner and to provide all information that is reasonably requested by any such HOAs. Manager shall pay when due, utilizing funds from the HOA Reserve Account, any HOA dues, costs and expenses for any Property for which Manager has received an invoice. Manager shall maintain current records of each HOA, including its name, address and contact person(s) and maintain all invoices and receipts relating to each payment made to a HOA, such records to be kept by Manager in accordance with Section 27.

25. Delays in Performance of Services. In the event Manager’s performance of any Service is delayed by an act of God, strike, civil insurrection, flood or fire, the time for completion of Services as set forth in this Agreement shall be extended for a reasonable period of time to be mutually agreed upon by Owner and Manager, following abatement of any such event.

26. Manager’s Authority. To authorize and permit Manager to perform the Services provided for hereunder, Owner agrees to execute and deliver to Manager a power of attorney substantially in the form attached hereto as Exhibit B. In addition to and not in limitation of the terms and conditions of this Agreement, Owner expressly authorizes Manager to take the actions included in such power of attorney in furtherance of Manager’s performance of the Services on behalf of Owner, subject to and in accordance with the terms of this Agreement and the Side Letter.

27. Books and Records. Manager shall maintain an accurate set of books of account and other records, in form and substance mutually agreed upon, with respect to the Properties and the Services, containing, among other things, separate entries for all amounts received and expenditures incurred in the management of the Properties and the provision of the Services. Owner, and other parties designated by Owner, shall have at all reasonable times, upon prior notice, access to such records, books and accounts and to all vouchers, files and all other material pertaining to the Properties and this Agreement, all of which Manager agrees to keep available and separate from any records not having to do with the Properties. Owner shall have the right (at its expense for any out of pocket costs) to audit the books and records of Manager. Such books of account shall be available upon two (2) Business Days’ prior written notice, during normal business hours for inspection by Owner or Owner’s duly authorized agents. Manager shall maintain and preserve its relevant records, books and accounts, at no cost to Owner. Such books and records shall be kept, in all material respects, in accordance with sound accounting practices and generally accepted accounting principles in effect in the United States and maintained at the office of Manager for a period of three (3) years after the expiration or termination of this Agreement or such longer period as required by law, unless Owner requests the return of such records in which case Manager shall duly deliver such records to Owner at Owner’s cost and expense. All such records shall belong to Owner.

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28. [Reserved].

29. Agent of Owner. Manager shall be acting as the agent of Owner in the performance of its duties as a manager of the Properties to the extent that such duties are performed by Manager and/or Manager Vendors in accordance with the terms and conditions of this Agreement.

30. Working Capital. Subject to and in accordance with Section 31(d), Owner shall be responsible for providing all such funds as may be necessary to discharge financial commitments, including, but not limited to, accounts payable and other expenses required to manage and operate the Properties, and Manager shall have no responsibility or obligation to furnish or advance any such funds.

31. Cash Management.

(a) Rent Deposit Account. Manager shall direct all tenants to send their rent payments to one of the Rent Deposit Accounts and any rent collected by Manager in cash or by check shall be deposited by Manager to one of the Rent Deposit Accounts within three (3) Business Days after receipt thereof by Manager. Manager shall direct all Third-Party Management Companies to direct all tenants to send their rent payments to one of the Rent Deposit Accounts and, with respect to any rent collected by any Third-Party Management Company in cash or by check, direct such Third-Party Management Company to deposit such amounts to one of the Rent Deposit Accounts within three (3) Business Days after receipt thereof by such Third-Party Management Company. Promptly after the deposit of any combined payment of rent and security deposit into the Rent Deposit Account, Manager, on behalf of Owner, shall submit written notice to Lender (with a copy to Owner) identifying the applicable combined payment and requesting return of the security deposit amount from the Cash Management Account, and when the same is paid, Manager promptly shall deposit the same into the Security Deposit Account within three (3) Business Days after receipt.

(b) Security Deposit Accounts. Manager shall direct all tenants to send their security deposits to one of the Security Deposit Accounts and any security deposits collected by Manager in cash or by check shall be deposited by Manager to one of the Security Deposit Accounts within three (3) Business Days after receipt thereof by Manager. Manager shall cause all security deposits received by any Third-Party Management Company or other third party service provider to be deposited into a Security Deposit Account in accordance with the Loan Agreement. In the event that Manager determines that all or any portion of a Security Deposit is not required for repair or maintenance and is to be returned to any tenant in accordance with the applicable lease and Laws, Manager shall, in compliance with the provisions of the Loan Agreement, cause such amount to be returned to the applicable tenant and shall provide notice thereof to Owner. Owner shall release security deposits to Manager on a timely basis to the extent permitted by Section 4.1.6 of the Loan Agreement to allow compliance by the Manager with the terms of the lease requiring timely return of those deposits.

(c) Disclaimer. Except for fees payable in accordance with Section 33 and subject to the terms of the Loan Agreement, Manager hereby disclaims any and all interests in each Rent Deposit Account, the Cash Management Account, each Security Deposit Account and Owner’s Operating Account and in any of the collections or security deposits.

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(d) Working Capital. Owner hereby agrees to deposit into a bank account in the name of Owner to which Manager has access (the “Working Capital Account”), an amount equal to $400.00 per Property (the “Maintenance and Repair Reserve Amount”) to be used by Manager on behalf of and for the benefit of Owner for maintenance and repair of the Properties. Owner may deposit additional amounts in the Working Capital Account to be used by Manager on behalf of and for the benefit of Owner for tenant turn costs, capital expenditures and other expenditures incurred in the normal course of operating the Properties. In the event Manager uses or applies all or any portion of the Maintenance and Repair Reserve Amount as provided herein, to the extent that funds are available in the Owner’s Operating Account, Owner shall, no more than once per calendar month and following written demand from Manager, including reasonable supporting documentation for advances made from the Maintenance and Repair Reserve Amount, deposit into the Working Capital Account an amount of funds sufficient to restore such Maintenance and Repair Reserve Amount to the full Maintenance and Repair Reserve Amount required by this Section 31(d).

32. Expense of Owner. (a) Owner shall be liable for the costs and expenses of maintaining and operating the Properties (“Operating Expenses”) and all Capital Expenditures made with respect to the Properties, and except as otherwise specifically provided in this Agreement, Owner shall pay for all reasonable costs and expenses incurred by Manager in connection with the maintenance or operation of the Properties or the performance by Manager of its duties under this Agreement. Owner shall not be obligated to pay for (i) purchases of, or contracts for, materials or services constituting overhead of Manager and centralized software and computer support, (ii) expenses for Manager’s office equipment, supplies, materials or services, (iii) any overhead expenses of Manager incurred with respect to its general offices, or (iv) any salaries of personnel of Manager. Owner shall not be obligated to reimburse Manager for any obligations or expenses arising from or relating to (A) the gross negligence, fraud or willful misconduct of Manager, Manager Subsidiaries or the Third-Party Management Companies, or (B) any breach by Manager under this Agreement.

(b) Manager is hereby authorized to incur Operating Expenses and Capital Expenditures on behalf of Owner, the necessity, nature and amount of which may be determined in Manager’s discretion in accordance with Due Care. Manager shall use commercially reasonable efforts to incur Operating Expenses, and Capital Expenditures within the limits prescribed by the Operating Budget; provided that, subject to the limitations on reimbursement specified in paragraph (c) below, Manager may at any time incur Operating Expenses and Capital Expenditures in amounts that exceed the Operating Expenses and Capital Expenditures specified in the Operating Budget if and to the extent that Manager determines that it is necessary or advisable to do so.

(c) Manager shall maintain accurate records with respect to each Property reflecting the status of Operating Expenses and Capital Expenditures payable in respect thereof and shall furnish to Owner from time to time such information regarding the payment status of such items as Owner’s lenders may from time to time reasonably request. Manager shall arrange for the payment of all Operating Expenses and Capital Expenditures payable by Owner as the same become due and payable out of funds available for that purpose in Owner’s Operating Account (excluding any amount paid from any reserve funds held by Owner’s lenders). All Operating Expenses and Capital Expenditures (excluding those paid from reserve funds) will be funded through Owner’s Operating Account, and Manager shall have no obligation to subsidize, incur,

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or authorize any Operating Expense or Capital Expenditure that cannot, or will not, be paid by or through Owner’s Operating Account (excluding any amount paid from reserve funds).

33. Compensation and other Fees to Manager. Owner agrees to pay to Manager a fee (the “Monthly Management Fee”) consisting of a) an amount computed and payable monthly in arrears in an amount equal to 6.75% of gross Rents collected with respect to the Properties for such calendar month; provided, that for purposes of determining gross Rents collected, collections of Advance Rent shall be allocated to the applicable calendar month set forth in the applicable Advance Rent Disbursement Schedule and b) the amounts set forth in a mutually agreed fee letter in effect between Owner and Manager from time to time for the related service provided. Manager acknowledges that all management services (including maintenance of the Properties) are part of Manager’s obligations under this Agreement, and the Monthly Management Fee includes Manager’s full compensation for all management services. It is understood and agreed that the Monthly Management Fee shall not be reduced by the expenses of Owner under Section 32. Manager shall not be entitled to any other fees or compensation except for the Monthly Management Fee. The fees payable to Manager are full compensation, and any fees payable to the Third-Party Management Companies or Manager Subsidiaries in excess of the fees provided under this Section 33 shall be payable at Manager’s sole cost and expense. Except to the extent provided for in this Agreement, Owner shall not be obligated to pay to the Manager any transition or termination costs or expenses, termination fees, or their equivalent in connection with the transfer of a Property or the termination of this Agreement.

34. Confidentiality; Privacy Law Compliance; Security Breach Disclosure. (a) In performing their obligations pursuant to this Agreement, either party may disclose to the other party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including, without limitation, documents), certain confidential or proprietary information including, without limitation, the names and addresses of tenants, the Properties, a party’s customers, marketing plans and objectives, research and test results, operating budgets and other information that is confidential and the property of the party disclosing the information (“Confidential Information”). The parties agree that the term Confidential Information shall include (a) this Agreement and the Loan Agreement, as the same may be amended and modified from time to time, (b) Customer Information (as defined below), (c) business information (including all operating budgets, marketing plans, products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (d) technical information (including software, algorithms, models, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works). Confidential Information shall not include (a) information in the public domain or which is independently developed by the other party or (b) any information required to be disclosed to a Regulatory Authority, pursuant to Applicable Laws or pursuant to a valid subpoena or court order. Owner and Manager agree that Confidential Information shall be used by each party solely in the performance of its obligations under the Loan Documents. Each party (including, without limitation, their respective Affiliates, officers, directors, counsel, representatives, employees, advisors, accountants, auditors or agents (“Representatives”)) shall receive Confidential Information in confidence and shall not, without

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the prior written consent of the disclosing party, disclose any Confidential Information of the disclosing party; provided, however, that there shall be no obligation on the part of the parties to maintain in confidence any Confidential Information disclosed to it by the other which (i) is generally known to the trade or the public at the time of such disclosure, (ii) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other in violation of this Agreement, (iii) is legally received by either party or any of its respective Representatives from a third party on a non-confidential basis provided that to such party’s knowledge such third party is not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation to the other party, its Representatives or another party, or (iv) was or hereafter is independently developed by either party or any of its Representatives without violation of its obligations under this Agreement. Notwithstanding anything contained herein to the contrary, a receiving party shall be permitted to disclose the Confidential Information to any Regulatory Authority in the course of an examination, inquiry or routine audit without notice to, or consent by, the disclosing party. As used herein, “Regulatory Authority” means all local, state and federal regulatory authorities, including the Consumer Financial Protection Bureau, that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or to Owner, Manager or any Third-Party Management Company.

The parties agree that the disclosing party owns all rights, title and interest in and to its Confidential Information and any and all modifications to such Confidential Information, and that the party receiving the Confidential Information will not reverse-engineer any software or other materials embodying the Confidential Information. The parties acknowledge that Confidential Information is being provided for limited use internally, and the receiving party agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement.

Notwithstanding the foregoing, however, disclosure of the Confidential Information may be made if, and to the extent, requested or required by law, rule, regulation, interrogatory, request for information or documents, court order, subpoena, administrative proceeding, inspection, audit, civil investigatory demand, or any similar legal process without liability and, except as required by the following sentence, without notice to the other party. In the event that the receiving party or any of its Representatives receives a demand or request to disclose all or any part of the disclosing party’s Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or under a civil investigative demand or similar process, (i) to the extent practicable and permitted, the receiving party agrees to promptly notify the disclosing party of the existence, terms and circumstances surrounding such a demand or request and (ii) if the receiving party or its applicable Representative is compelled to disclose all or a portion of the disclosing party’s Confidential Information, the receiving party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed.

Each party represents and covenants that it will protect the Confidential Information of the other party in accordance with prudent business practices and will use the same degree of care to protect the other party’s Confidential Information that it uses to protect its own confidential information of a similar type. In addition, Manager agrees that during the period of

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this Agreement and thereafter, Manager will not directly or indirectly use the Confidential Information other than in the course of performing its duties as Manager. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise.

Following termination of this Agreement, upon the request of the disclosing party, the non-disclosing party will, within ten (10) days after receiving a request by the disclosing party, destroy all Confidential Information furnished to it and/or any of its Representatives by or on behalf of the disclosing party. Except to the extent a party is advised by legal counsel that such destruction is prohibited by law, the non-disclosing party and its Representatives will also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by the non-disclosing party and/or its Representatives based upon, containing or otherwise reflecting any Confidential Information; provided, however, that neither the non-disclosing party nor any of its Representatives shall be obligated to return or destroy Confidential Information (i) to the extent it has been electronically archived by any such party in accordance with its automated security and/or disaster recovery procedures as in effect from time to time or (ii) to the extent required by their respective internal record retention policies for legal, compliance or regulatory purposes; provided that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein for so long as it is retained by the non-disclosing party, irrespective of the term of this Agreement. At the request of the disclosing party made at the time of its request for the return and/or destruction of Confidential Information, the return and/or destruction of materials in accordance with the foregoing shall be certified to the disclosing party in writing by an authorized officer of the non-disclosing party.

(b) In addition to the requirements of Section 34(a), each party agrees that it shall obtain, use, retain and share information concerning tenants of each Property and prospective tenants of any Property, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 and implementing regulations, including all nonpublic personal information of or related to customers or consumers of either party, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, credit scores, and account, financial, transaction information, consumer reports and information derived from consumer reports, that is subject to protection from publication under applicable law (“Customer Information”), in strict compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations and Owner’s Privacy Notice, in connection with this Agreement. Manager agrees that it will not disclose or use any Customer Information, including any Customer Information relating to tenants of each Property and prospective tenants of any Property other than to carry out the purposes for which such information has been disclosed to it hereunder. Further, Manager shall by written contract require any Third-Party Management Companies to maintain the confidentiality of said information in a similar fashion. Manager agrees that Owner owns all rights, title and interest in and to the Customer Information, including any Customer Information relating to tenants of each Property and prospective tenants of any Property.

Manager shall immediately inform Owner in writing of any actual or reasonably suspected unauthorized access to or acquisition, use, disclosure, modification or destruction of any nonpublic personal information in the custody or control of Manager, including under any contracts with third party service providers, (“Information Security Incident”) of which

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Manager becomes aware, but in no case later than twenty-four (24) hours after it becomes aware of the Information Security Incident. Such notice shall summarize in reasonable detail the effect on Owner, if known, of the Information Security Incident and the corrective action taken or to be taken by Manager. Manager shall promptly take all necessary and advisable corrective actions, and shall cooperate fully with Owner in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident. Manager shall (i) investigate such Information Security Incident and perform a root cause analysis thereon; (ii) make commercially reasonable efforts to remediate the effects of such Information Security Incident; and (iii) provide Owner with such assurances as Owner shall request that such Information Security Incident is not likely to recur. The content of any filings, communications, notices, press releases or reports related to any Information Security Incident must be approved by Owner prior to any publication or communication thereof.

In addition, Manager agrees that it will not make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to Owner, Borrowers, and Loan Applicants without the prior written consent of Owner.

Each party agrees and represents to the other that it and each third party service provider engaged by such party to provide data processing, data storage or other information technology services have, or will have prior to the receipt of any Confidential Information, designed and implemented an information security program that will comply in all material respects with the applicable requirements set forth in 12 C.F.R. Part 364 and 16 C.F.R Part 314, all as amended, supplemented and/or interpreted in writing by Regulatory Authorities and all other Applicable Law.

35. Indemnification and Release Rights. Manager shall indemnify, defend and save harmless Owner and its respective members, officers, partners, agents, consultants, employees, successors and assigns from and against any and all losses, costs, claims, expenses, liabilities, damages or deficiencies, including interest, penalties and attorney’s fees, arising out of or due to (a) a breach of any representation or warranty, covenant or agreement of Manager contained in this Agreement, (b) acts or omissions constituting bad faith, willful misfeasance, gross negligence or reckless disregard of duties in connection with the performance by Manager of its obligations under this Agreement, (c) any leases or other instruments entered into by Manager, on Owner’s behalf, which fail to comply with applicable laws or this Agreement, (d) any actions of, or claims by, any Manager Subsidiary or Third-Party Management Company, or (e) any claims made by any employees of Manager in connection with a violation of any employment-related law (the foregoing being “Claims”). Manager shall not be obligated to indemnify the Owner as provided in this Section 35 to the extent the indemnified Claim arises directly out of Manager’s compliance with Owner’s express instructions.

Owner shall defend, indemnify and hold Manager and its officers, directors, agents, contractors, subcontractors and employees, and each of them, harmless from any and all Claims arising out of or incurring in connection with (i) the Properties, (ii) a breach by Owner of this Agreement or (iii) otherwise arising out of or incurred by Manager’s performance of Services other than Claims arising due to a breach by Manager’s duty to use Due Care, or from the gross negligence or willful misconduct of Manager in the performance of the Services.

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In the event the indemnified party provides the indemnifying party timely written notice of any asserted Claim (provided that failure to provide timely notice shall not relieve the indemnifying party of its obligations under this Section 35, except to the extent the indemnifying party is prejudiced by the delay) and thereafter, the indemnifying party shall, at its own expense, defend, protect, and save harmless the indemnified party against said claim or any loss or liability thereunder. The provisions set forth in this Section 35 shall survive the expiration or earlier termination of this Agreement.

36. Insurance. (a) As an operating expense of the Properties, Owner or Owner’s representative shall provide and maintain the insurance coverages for the Properties in such amounts and with such coverages as may be required by law or customary practice in owning rental properties similar to the Properties and the Loan Agreement.

(b) At its own expense, Manager shall maintain the following insurance (the “Required Insurance”) and such other insurance (e.g., fire, flood, earthquake, etc.) as Manager considers appropriate in connection with its business. Owner shall be named as an additional insured under Manager’s commercial general liability policy:

(i) Comprehensive crime insurance including employee dishonesty covering Manager, Manager Subsidiary and all employees of Manager handling Owner’s funds or other documents, with a per claim limit of not less than Two Million Dollars ($2,000,000).

(ii) Errors and Omissions professional liability insurance in an annual aggregate amount of not less than Two Million Dollars ($2,000,000) and Two Million Dollars ($2,000,000) per claim.

(iii) Worker’s compensation insurance in compliance with all applicable federal, state and local laws and regulations covering all employees of Manager, with a waiver of subrogation endorsement in favor of Owner and its respective Members.

(iv) Commercial automobile liability coverage of One Million Dollars ($1,000,000) per accident, combined single limit bodily injury and property damage (which coverage shall include, without limitation, liability assumed under any contract).

(v) Property management errors and omissions insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence and in aggregate and naming Owner as an additional insured.

Manager shall notify Owner and Owner’s insurance carrier promptly upon becoming aware of any casualty, loss, injury, claim or other event which may result in a claim under any insurance policy maintained by Owner. Manager will cooperate with Owner and Owner’s insurance carrier on loss control inspections, responding to recommendations and other safety issues.

Manager shall provide to Owner a written certificate and endorsements from the carrier reflecting that Manager’s insurance is effective in accordance with and in compliance with this Section 36(b) and will not be canceled without at least thirty (30) days prior written notice to Owner.

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37. Funds Received After Termination. In the event Manager receives any funds, including, but not limited to, Rental Payments, payments on damages, past due amounts, etc., with respect to any of the Properties (collectively, the “Post Termination Funds”) on behalf of Owner after the expiration or termination of this Agreement, Manager shall, within two (2) days of receipt thereof, remit any and all such Post Termination Funds to Owner in the form so received by Manager; Owner shall reimburse Manager for Managers actual out-of-pocket expenses incurred in connection with the delivery to Owner of any such Post Termination Funds. In addition, Owner shall remit payment of undisputed fees or other unreimbursed costs to Manager within ten (10) days of receipt of any applicable invoice received after termination or expiration of this Agreement for Services performed or expense or liability incurred by Manager prior to such termination or expiration. This Section 37 shall survive the termination or expiration of this Agreement.

38. Annual Independent Public Accountants’ Report. Manager, at its expense, shall on or before November 1 of each year, beginning on November 1, 2017, (a) on or before February 15 of each year, beginning February 15, 2018, cause a firm of Independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish a statement to Owner or its designee to the effect that such firm has examined certain documents and records relating to Manager’s performance of its obligations under this Agreement and that such firm is of the opinion that Manager’s performance of the Services has been conducted in compliance with this Agreement, and that nothing has come to their attention which would indicate that such performance has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement and (b) deliver to Owner with a copy of its annual SSAE 16 – SOC 1 Report (the SSAE 16 scope will include processes and internal controls maintained by Manager to provide the Services) and shall also on or before January 1 of each year, beginning on January 1, 2018, deliver a “bridge letter” or “gap letter” addressing the fourth calendar quarter of the prior calendar year with respect to the foregoing matters.

39. Limitation of Liability. IN NO EVENT SHALL OWNER OR MANAGER BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

40. Dispute Resolution. It is the intent of Owner and Manager to use commercially reasonable efforts to, on a mutually acceptable negotiated basis, expeditiously resolve any dispute, controversy or claim between or among them with respect to the matters covered by this Agreement and that may arise from time to time. In furtherance of the foregoing, if Owner or Manager are unable to resolve any dispute, controversy or claim among their respective representatives then either Owner or Manager may deliver to the other written notice (each such notice, an “Escalation Notice”) demanding an in-person meeting involving senior level of management of Owner and Manager, or if each of Owner and Manager agree, of the appropriate strategic business unit or division within such entity (each such individual so designated being a “Relationship Executive”). In response to an Escalation Notice, each of Owner and Manager shall set an agenda, location and, if necessary, procedures, to discuss, negotiate and resolve the matter(s) set forth in such Escalation Notice. Owner and Manager shall use commercially

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reasonable efforts to meet no later than thirty (30) days following receipt of an Escalation Notice. Neither Owner nor Manager Party may initiate a termination of this Agreement or initiate a legal action or proceeding in respect of the dispute, controversy or claim described in an Escalation Notice until the earlier to occur of: (i) the 45th day following the delivery of the Escalation Notice and (ii) two Business Days following the second meeting (either by phone or in person) of dispute, controversy or claim the Relationship Executives or their designees to specifically address the matter(s) set forth in such Escalation Notice.

41. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, including General Obligations Law §5-1401, but otherwise without regard to the conflict of laws principles thereof.

42. Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and may be sent by United States mail, postage prepaid, electronic mail, or overnight courier or messenger, to the respective parties at the addresses shown below or at such other addresses as the parties hereto may, from time to time, hereafter designate in writing:

If to Owner:	Chief Administrative Officer
36C Strand Street
Christiansted, USVI 00820
Stephen.Gray@altisourceamc.com

With a copy to:	Randall K. Mason
36C Strand Street
Christiansted, USVI 00820
Randall.Mason@altisourceamc.com

If to Manager:	President
8300 N. Mopac Expressway, Suite 200
Austin, Texas 78759
chobbs@msrenewal.com

with a copy to:
Legal Department
8300 N. Mopac Expressway, Suite 200
Austin, Texas 78759
shughes@msrenewal.com

Any notices complying with the provisions of this Section shall be deemed to have been properly made only when received by such party.

43. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable

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while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

44. No Joint Venture or Partnership. Manager is an independent contractor and nothing contained in this Agreement or in any document executed in connection with this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the parties. Manager’s employees and Manager Vendors shall not be deemed to be employees of Owner. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations, or liabilities of Owner other than as expressly set forth herein. Manager shall have no authority to enter into agreements of any kind on behalf of Owner or otherwise bind or obligate Owner to any third party in any manner whatsoever other than as expressly set forth in this Agreement.

45. Entire Agreement. This Agreement, together with the Side Letter, constitutes the entire agreement between the parties and supersedes any prior agreements, promises, negotiations between Manager and Owner relating to the subject matter of this Agreement.

46. Amendment; Waiver. Any amendment of this Agreement may be made only by a written instrument executed by Manager and Owner. No waiver by any party of any obligation of the other party, or any breach or default by the other party in the performance by such party of its obligations hereunder, shall be binding or enforceable except to the extent set forth in a writing signed by the party sought to be charged thereby.

47. Approvals and Consents. If any provision of this Agreement requires the approval or consent of Manager or Owner to any act or omission, unless expressly stated otherwise such approval or consent shall not be unreasonably withheld or delayed.

48. Assignment. Neither Owner nor Manager shall assign, whether by merger, consolidation, operation of law or otherwise, any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; provided, however, that (i) Manager may engage Manager Subsidiaries and Third-Party Management Companies subject to the terms contained herein or merge or consolidate with or sell all or substantially all its assets to an Affiliate under common Control that assumes all obligations of the Manager hereunder, and (ii) Owner may assign this Agreement to the lender under the Loan Agreement and grant a security interest in its rights and interests hereunder pursuant to the Loan Agreement and the other Loan Documents. Subject to the immediately preceding sentence, this Agreement and all of its terms and provisions shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

49. Competitive Projects. Owner and Manager, in each case, individually or with others, may engage in, own, manage or possess any interest in any other properties, projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and apartment projects other than the Properties and the Services to be provided hereunder, whether or not such other ventures or projects compete with the Properties or the Services to be provided hereunder so long as any such engagement or possession shall not adversely affect the Properties, the performance of the Services hereunder or Owner, and neither Manager nor Owner shall have any right to the income or profits derived from such other party’s projects.

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50. Jurisdiction, Venue. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

51. WAIVER OF TRIAL BY JURY. OWNER AND MANAGER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

52. Headings. The section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

53. Subordination; No Recordation. This Agreement shall not constitute an interest in real estate. In all events this Agreement shall be subordinate to any mortgage, ground lease or underlying lease now or hereafter encumbering any of the Properties or the improvements thereon or any portion thereof. In confirmation of such subordination, the parties hereto shall execute and deliver to the holder of such mortgage, ground lease or underlying lease such subordination instruments as the holder may request including a separate property management agreement relating to such Property consisting of the identical terms of this Agreement. Manager hereby agrees that this Agreement and all rights, interests and privileges of Manager hereunder for the Services rendered by Manager are hereby subordinated to the Loan and the obligations of Owner and the liens granted by Owner in favor of Lender provided for in the Loan Agreement, and to all rights of Lender to receive payment from Owner in accordance with the Loan Agreement. Manager shall not record this Agreement, any memorandum thereof or any lien, lis pendens or other instrument encumbering any of the Properties.

54. Survivability. The provisions of Sections 34, 35, 37, 39, 41, 50, 51, 54 and 55 shall survive any termination for any reason or expiration of the Agreement.

55. No Petition. Prior to the date that is one year and one day after the date on which the Loan Agreement has been terminated in accordance with its terms and all Obligations (as defined in the Loan Agreement) thereunder and under the other Loan Documents (as defined in the Loan Agreement) have been fully satisfied, Manager shall not institute, or join any other person in instituting, or authorize a trustee or other person acting on its behalf or on behalf of others to institute, any involuntary bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof against Owner or any of the Guarantors (as defined in the Loan Agreement).

Notwithstanding anything in this Agreement to the contrary, Owner shall have no obligation to pay any amount required to be paid by it hereunder in excess of any amount available to it after it has paid all amounts due and payable by it under the Loan Agreement. All payment obligations of Owner hereunder are contingent on the availability of funds in excess of

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the amounts due and payable by it under the Loan Agreement (“Available Funds”) and Manager agrees that it will not have a claim against Owner under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to Manager by Owner exceeds Available Funds; provided that, upon and during the continuance of the absence of Available Funds, the Manager shall without any liability or obligation whatsoever be permitted to suspend performance of its obligations hereunder.

56. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties have executed this Property Management Services Agreement as of the Effective Date.

HOME SFR Borrower, LLC		Main Street Renewal LLC

By:	/s/ Stephen H. Gray	By:	/s/ Clay Hobbs
Name:	Stephen H. Gray	Name:	Clay Hobbs
Title:	Vice President	Title:	President

Signature Page to Property Management Services Agreement\

EXHIBIT A

Manager Subsidiaries.

MSR Insurance Services, LLC, a Texas limited liability company

Exhibit A - 1

EXHIBIT B

FORM OF

LIMITED POWER OF ATTORNEY

RESPECTING TRANSACTIONS AND OTHER ACTIONS INVOLVING

RESIDENTIAL REAL ESTATE ASSETS

This limited power of attorney (the “Power of Attorney”), dated as of September     , 2016, is entered into by and between HOME SFR Borrower, LLC (the “Owner”), and Main Street Renewal LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, Owner is engaged, directly and indirectly through one or more subsidiaries, in the business of owning and operating certain single-family residential properties with the intent to lease, hold, and sell such properties (each a “Property” and collectively, the “Properties”), and Manager provides certain advisory, management, administrative, and related services with respect to residential real estate properties;

WHEREAS, Owner desires that Manager provide Owner with certain services relating to the Properties (the “Services”), including leasing and lease management, operations, maintenance, repair, property management, and property disposition services, and, to this end, has entered into a certain Property Management Services Agreement with Manager dated as of September 30, 2016 (the “Agreement”); and

WHEREAS, under the Agreement, Manager is authorized to take various actions in furtherance of the purposes of the Agreement, including the execution of documents that obligate the Owner with respect to the services and transactions consistent with the responsibilities of Manager under the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agrees as follows:

1. Subject to and in accordance with the terms of the Agreement and the Side Letter (as defined in the Agreement), Owner hereby constitutes and appoints Manager, for so long as Manager provides services to Owner under the Agreement, Owner’s true and lawful attorney-in-fact, in the name of Owner, through Manager’s authorized employees or third-party agents, to:

(a) To sign, execute, deliver, renew, enforce and/or cancel lease agreements with respect to the Properties.

(b) To receive and collect all rents and other payments due or owing by tenants to whom the Properties are leased for the account of Owner, to give receipts therefore, and to deposit all such payments in accordance with the provisions hereof and of the Loan Agreement.

Exhibit B – 1

(c) To hire and utilize, and provide all necessary assistance to, counsel in connection with any legal action associated with the Properties, including, without limitation, the eviction of tenants and the recovery of possession of any Property and/or of unpaid rents and other damages.

(d) To make, or cause to be made, any repairs, alterations, or decorating of the Properties and to purchase supplies and materials and pay all such expenses in accordance with this Agreement.

(e) Subject to the terms of the Loan Agreement, to collect, manage, and release security and other deposits and to deposit and withdraw such funds from time to time in accordance with the provisions hereof and of the Loan Agreement.

(f) To identify, investigate, engage, supervise, and pay all Manager Vendors reasonably necessary in order to properly maintain and operate the Properties and to perform the Services.

(g) To enter into contracts, directly, or on behalf of Owner, with (i) vendors and subcontractors, to execute certain of the day-to-day property preservation, repair, management and related services for which Manager is responsible under this Agreement and (ii) other third party service providers, including with respect to water, electricity, gas, fuel, window cleaning, telephone, termite and other vermin extermination, trash removal, janitorial service, laundry service, lawn service, snow removal, and other necessary or recurring services deemed by Manager to be necessary or advisable for the operation of the Properties.

(h) To consult with Owner to set and/or adjust the rental rate for each Property.

(i) To charge, collect and retain for its own account a portion of late fees, NSF charges or other late penalties associated with returned checks, late payments or other tenant defaults in accordance with general industry practices, including the sharing of fees with third party vendors and subcontractors.

(j) At Owner’s direction, to determine prices and sell Properties identified by Owner; provided that in the event Manager acts as Owner’s broker in connection with such sale, Manager shall retain for its own account seller’s brokerage commissions in accordance with the compensation set forth in the Management Agreement.

(k) Manager may pay bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property.

2. Subject to and in accordance with the terms of the Agreement and the Side Letter, Owner hereby grants to Manager full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as Owner might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that Manager shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

3. Manager hereby acknowledges and agrees that Manager will, exercising Due Care (as defined in the Agreement) (a) designate those employees and third party agents of Manager who may be authorized by Manager from time to time to execute documents on behalf of the

Exhibit B – 2

Owner pursuant to this Power of Attorney (the “Authorized Signatories”); (b) provide a list of such Authorized Signatories to Owner at any time upon Owner’s request; (c) monitor and supervise its employees and third party agents, including all Authorized Signatories in the conduct of those functions and activities authorized by this Power of Attorney; and (d) take commercially reasonable actions, steps and precautions to ensure that Manager, either directly or indirectly through an employee of Manager or third party agent, does not act in any manner that exceeds the authorization granted under this Power of Attorney.

4. Owner acknowledges and agrees that Manager may rely upon (a) a copy of this Power of Attorney as executed, including any copy received by telecopy or email, it being understood that an original will be kept by Owner, (b) any notice, statement, document, email, facsimile, telephone call or other written or oral communication reasonably believed by Manager to be genuine and from Owner or any Owner representative, and (c) opinions and advice of legal counsel, independent public accountants and other experts, including those engaged by Manager.

5. This Power of Attorney shall remain in full force and effect until the expiration or earlier termination of the Agreement, unless earlier revoked by Owner in a signed writing delivered to Manager or by operation of law.

FORM ONLY – DO NOT SIGN

Exhibit B – 3

EXHIBIT C

Form of Master Data File for Monthly Report

Exhibit C – 1

EXHIBIT D

Form of Daily Report

Exhibit D – 1